 Contact: Kleyton Parkhurst, SVP
 ePlus inc.
 investors@eplus.com
 703-984-8150

ePlus Reports Fiscal 2010 Fourth Quarter and Annual Results

HERNDON, VA – JUNE 14, 2010– ePlus inc. (Nasdaq NGM: PLUS – news), a leading provider of technology solutions, today announced financial results for its fiscal fourth quarter and full year ended March 31, 2010.  For the quarter, revenues totaled $180.4 million, an increase of $46.2 million or 34.5%, as compared to $134.2 million in the fiscal fourth quarter of 2009.  Net earnings totaled $3.5 million, or $0.42 per diluted share, as compared to $0.8 million, or $0.10 per diluted share, in the fiscal fourth quarter of 2009.

For the year, revenues totaled $684.3 million, a decrease of $13.8 million or 2.0%, as compared to $698.0 million in fiscal year 2009.  Net earnings for fiscal year 2010 totaled $12.7 million or $1.50 per diluted share, as compared to $12.8 million, or $1.52 per diluted share last year.  Fiscal year 2010 results include a $4.0 million goodwill impairment charge, as compared to a $4.6 million goodwill impairment charge in fiscal year 2009. The goodwill impairment charges were non-cash effects to earnings, and did not affect the Company's liquidity, cash flows from operating activities or covenants.  Excluding the impairment charges, non-GAAP net earnings totaled $15.2 million or $1.79 per diluted share in fiscal year 2010, compared to $15.5 million or $1.84 per diluted share last year.

“During fiscal year 2010, ePlus generated four consecutive quarters of sequential revenue growth and we finished the year with over $85 million in cash on the balance sheet,” said Phillip G. Norton, Chairman, President and Chief Executive Officer.  “We continue to focus on advanced technology solutions that meet our customers’ needs to reduce costs and increase productivity.”

As of March 31, 2010, stockholders’ equity was $185.5 million or $22.83 per share.  Total cash and cash equivalent was $85.1 million and shares outstanding was 8,123,508.  During the quarter, ePlus spent approximately $3.6 million to repurchase nearly 217,000 shares of its common stock at an average cost of $16.39 per share.  For the full year ended March 31, 2010, ePlus repurchased almost 378,000 shares of its outstanding common stock at an average cost of $16.18 per share for a total purchase price of approximately $6.1 million.

Fourth Quarter Results
Sales of product and services totaled $166.9 million, an increase of $47.6 million or 39.8%, as compared to $119.3 million in the fiscal fourth quarter of 2009.  The gross margin on products and services improved to 14.3%, up 120 basis points from 13.1% in the same quarter last year.

Revenues generated from the combination of sales of leased equipment, lease revenues, patent settlement income, and fee and other income totaled $13.5 million, a decrease of $1.3 million or 8.8%, as compared to $14.8 million in the fiscal fourth quarter of 2009.  Lease revenues totaled $8.0 million, a decrease of $2.3 million as compared to the same quarter last year, largely resulting from a lower amount of leased assets on the Company’s balance sheet during the majority of the reporting period.

Professional and other fees, salaries and benefits, and general and administrative expenses totaled $26.1 million, an increase of $2.7 million, as compared to $23.4 million in the fiscal fourth quarter of 2009.  Professional and other fees increased by $1.8 million as compared to the fourth quarter last year, primarily due to increased legal fees related to patent infringement litigation, partially offset by lower financial statement audit fees.  Salaries and benefits expenses increased $0.9 million as compared to the fourth quarter last year, due to higher commissions related to increased sales.

Interest and financing costs totaled $0.8 million, a decrease of $0.7 million compared to the fiscal fourth quarter of 2009.  At March 31, 2010, non-recourse notes payable totaled $53.6 million, a decrease of 37.0%, as compared to $85.0 million at March 31, 2009.

Full Year Results
Sales of product and services totaled $627.8 million, a decrease of $8.4 million or 1.3%, as compared to $636.1 million in fiscal year 2009.  The decrease in revenue was primarily attributable to the economic downturn, which had led many customers to defer investments in technology equipment in the first half of fiscal year 2010.  Gross margin on products and services improved 20 basis points to 14.1% as compared to 13.9% in fiscal year 2009.

Revenues generated from the combination of lease revenues, sales of leased equipment, fee and other income, and patent settlement income totaled $56.5 million, a decrease of $5.4 million or 8.8%, as compared to $61.9 million in fiscal year 2009.  The decline reflects lower lease revenues and fee and other income, partially offset by increases in sales of leased equipment and patent settlement income.

Selling, general, and administrative expenses totaled $99.8 million, an increase of $0.9 million or 0.9%, as compared to $98.9 million in fiscal year 2009.  The increase resulted from higher professional and other fees, partially offset by both smaller salary and commission expenses and reduced general and administrative expenses. This decrease in salaries is driven by lower salaries, benefits, and commission expenses, partially offset by increases in share-based compensation expense and certain incentive bonuses compared to the prior year.  Decreases in general and administrative expenses are driven by lower expenses in insurance, depreciation, travel, and supplies, partially offset by increases in certain telephone and data expenses and software licenses.

ePlus Reports Fiscal Fourth Quarter and Full Year 2010 Results – Page 2 of 5

Interest and financing costs totaled $4.1 million, a decrease of $1.7 million or 28.8%, as compared to $5.8 million in fiscal year 2009, as a result of lower balances of non-recourse debt during the period.

Percentage changes stated throughout this press release are calculated based upon numbers from the Company’s financial statements (stated in thousands of dollars), not on the rounded numbers used herein.  Investors are encouraged to read the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.  Copies will be available via the Company’s Web site at http://www.eplus.com, the SEC’s Web site at http://www.sec.gov, or by contacting the Company.

Conference Call Information
The Company will host a conference call on Tuesday, June 15, 2010 at 11:00 a.m. (Eastern time).  The call can be accessed live over the phone by dialing (877) 870-9226, or for international callers, (973) 890-8320.  Reference code: 78284068.  A live webcast will be available via the Company’s investor relations Web site at www.eplus.com.

A replay will be available shortly after the call and can be accessed by dialing (800) 642-1687, or for international callers, (706) 645-9291.  The passcode for the replay is 78284068.  The replay will be available until June 22, 2010.  The webcast will also remain available for replay via the Company’s investor relations page of its Web site.

Use of Non-GAAP Financial Information
In this release, ePlus discloses certain non-GAAP financial measures.  A “non-GAAP financial measure” is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  ePlus uses the financial measures that are included in this news release in its internal evaluation and management of its business.  Management believes that these measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that ePlus uses and to better evaluate the Company’s ongoing business performance.  These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share.  These non-GAAP measures are unlikely to be comparable to non-GAAP information provided by other companies. In accordance with SEC regulations, reconciliation of the ePlus GAAP information to the non-GAAP information is provided in the table below.  We will also make available on the investor relations page of our Web site at www.eplus.com this press release, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

Forward-Looking Statements
Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from the recent financial crisis in the credit markets and general slowdown of the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

About ePlus inc.

ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 640 associates in 20+ locations serving federal, municipal, and commercial customers.  The Company is headquartered in Herndon, VA.   For more information, visit http://www.eplus.com, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

ePlus Reports Fiscal Fourth Quarter and Full Year 2010 Results – Page 3 of 5

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31, 2010	March 31, 2009
ASSETS	(in thousands)

Cash and cash equivalents	$85,077	$107,788
Accounts receivable—net	108,752	82,734
Notes receivable	1,991	2,632
Inventories—net	9,316	9,739
Investment in leases and leased equipment—net	153,553	119,256
Property and equipment—net	2,057	3,313
Other assets	27,312	16,809
Goodwill	17,573	21,601
TOTAL ASSETS	$405,631	$363,872

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable—equipment	$40,894	$2,904
Accounts payable—trade	17,501	18,833
Accounts payable—floor plan	57,613	45,127
Salaries and commissions payable	5,763	4,586
Accrued expenses and other liabilities	40,502	29,002
Income taxes payable	2,385	912
Recourse notes payable	102	102
Non-recourse notes payable	53,577	84,977
Deferred tax liability	1,803	2,957
Total Liabilities	220,140	189,400

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	$-	$-
Common stock, $.01 par value; 25,000,000 shares authorized; 11,917,129 issued and 8,123,508 outstanding at March 31, 2010 and 11,504,167 issued and 8,088,513 outstanding at March 31, 2009	119	115
Additional paid-in capital	84,100	80,055
Treasury stock, at cost, 3,793,621 and 3,415,654 shares, respectively	(43,346)	(37,229)
Retained earnings	144,197	131,452
Accumulated other comprehensive income—foreign currency translation adjustment	421	79
Total Stockholders' Equity	185,491	174,472
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$405,631	$363,872

ePlus Reports Fiscal Fourth Quarter and Full Year 2010 Results – Page 4 of 5

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share amounts)
	Year Ended March 31,		Three Months Ended March 31,
	2010	2009	2010	2009
REVENUES

Sales of product and services	$627,784	$636,142	$166,885	$119,335
Sales of leased equipment	5,413	4,633	3,137	1,186
	633,197	640,775	170,022	120,521

Lease revenues	37,908	44,483	7,992	10,286
Fee and other income	9,621	12,769	2,266	3,352
Patent Settlement Income	3,525	-	125	-

TOTAL REVENUES	684,251	698,027	180,405	134,159

COSTS AND EXPENSES

Cost of sales, product and services	539,216	548,035	143,051	103,680
Cost of sales, leased equipment	5,303	4,373	3,114	1,113
	544,519	552,408	146,165	104,793

Direct lease costs	10,676	14,220	2,405	2,957
Professional and other fees	10,814	7,199	3,027	1,269
Salaries and benefits	74,612	76,380	19,594	18,671
General and administrative expenses	14,384	15,320	3,457	3,424
Impairment of Goodwill	4,029	4,644	-	-
Interest and financing costs	4,135	5,808	836	1,501

TOTAL COSTS AND EXPENSES	663,169	675,979	175,484	132,615

EARNINGS BEFORE PROVISION FOR INCOME TAXES	21,082	22,048	4,921	1,544

PROVISION FOR INCOME TAXES	8,337	9,219	1,391	790

NET EARNINGS	$12,745	$12,829	$3,530	$754

NET EARNINGS PER COMMON SHARE - BASIC	$1.54	$1.56	$0.43	$0.10
NET EARNINGS PER COMMON SHARE - DILUTED	$1.50	$1.52	$0.42	$0.10

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	8,267,374	8,219,318	8,198,923	8,059,518
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	8,469,226	8,453,333	8,362,953	8,256,718

ePlus Reports Fiscal Fourth Quarter and Full Year 2010 Results – Page 5 of 5

RECONCILIATION OF NON-GAAP INFORMATION (in thousands, except per share amount)	Year Ended March 31,
	2010	2009

GAAP earnings before provision for income taxes as reported	$21,082	$22,048
Plus: Impairment of goodwill	4,029	4,644
Non-GAAP Earnings before provision for income taxes	25,111	26,692
Non-GAAP Provision for income taxes [1]	9,931	11,161
Non-GAAP proforma net earnings	$15,180	$15,531

GAAP net earnings per common share -diluted	$1.50	$1.52
Non-GAAP proforma net earnings per common share-diluted	$1.79	$1.84

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	8,267,374	8,219,318
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	8,469,226	8,453,333

[1] Non-GAAP tax rate is calculated at the same tax rate as GAAP earnings

Effective income tax rate	39.6%	41.8%